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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.
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                                                                    Exhibit 10.3

                      TRANSITIONAL MANUFACTURING AGREEMENT

      This Transitional Manufacturing Agreement (this "Agreement") made this 5th day of November, 2001 (the "Effective Date"), by and between NMT Medical, Inc. ("NMT"), a Delaware corporation, and C.R. Bard, Inc., a New Jersey corporation ("Bard").

      WHEREAS, NMT and Bard have entered into an Asset Purchase Agreement dated October 19, 2001 (the "Purchase Agreement") pursuant to which NMT has agreed to sell to Bard, and Bard has agreed to purchase from NMT, various Assets (such term, as well as other capitalized terms used but not defined herein, shall have the meanings defined in the Purchase Agreement), consisting of NMT's vena cava filter Product Line; and

      WHEREAS, Bard wishes to engage NMT to manufacture the Simon Nitinol Filter for a transitional period following the Closing of the transactions contemplated by the Purchase Agreement; and

      WHEREAS, Bard further wishes to engage NMT to manufacture a limited supply of Recovery Filters and Recovery Cones;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and benefits herein contained, the parties agree as follows:

      1. Definitions.

            1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "FDA" shall mean the United States Food and Drug Administration.

                  (b) "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a government, political subdivision, agency or instrumentality of a government.

                  (c) "Products" shall mean the SNF, the RNF and the RC. References herein to Products shall also be deemed references to any parts or components thereof where the context permits.

                  (d) "Product Specification" shall mean the written description of a Product which NMT will manufacture for Bard hereunder, including a description of its technical and performance specifications, together with all related plans and drawings. NMT has transferred and sold to Bard the Product Specifications for each of the Products pursuant to the Purchase Agreement.

                  (e) "Purchase Orders" shall mean orders transmitted by Bard (in written or electronic form), conforming to the requirements of this Agreement, and authorizing and directing NMT to manufacture and deliver specified Products on specified delivery dates.

                  (f) "QSR/GMP" shall mean Quality Systems Regulations and Good Manufacturing Practices for medical devices, as promulgated by the FDA.

                  (g) "RC" or an "RC Unit" shall mean the Recovery Cone.

                  (h) "RNF" or an "RNF Unit" shall mean the Recovery Nitinol Filter, including the delivery system.

                  (i) "SNF" or an "SNF Unit" shall mean the Simon Nitinol Filter, including the delivery system.

            1.2. Additional Definitions. Certain additional capitalized terms are defined below in the body of this Agreement.

      2. Manufacture, Sale and Purchase of Products.

            2.1. SNF Units. Commencing on the date of the closing of the transactions contemplated by the Purchase Agreement (the "Commencement Date") and continuing until the earlier of (a) the date on which Bard accepts the last shipment of SNF Units manufactured by NMT and shipped to Bard pursuant to Bard's final Purchase Order submitted to NMT under Section 4.2 hereof and (b) December 31, 2002 (the "Transition Date"), and subject to the production capacity limitations set forth in Section 3.1 hereof, (i) NMT shall manufacture, in strict accordance with the SNF Product Specifications, and shall sell to Bard all SNF Units which Bard shall order from time to time by delivery to NMT of Purchase Orders, and (ii) Bard shall purchase all such ordered SNF Units which NMT shall so manufacture upon delivery of such SNF Units to Bard in accordance with the applicable Purchase Order and this Agreement. NMT's firm price to Bard for each SNF Unit is set forth in Section 3.2 hereto.

            2.2. RNF and RC Units. NMT shall also manufacture [**] RNF Units and RC Units in strict accordance with the RNF and RC Product Specifications, and shall deliver such Units to Bard within 90 days after the Commencement Date, without any additional payment or compensation on the part of Bard.

            2.3. Manufacturing Standards and Procedures. NMT shall adopt quality assurance procedures and perform periodic quality control tests adequate to ensure that all Products manufactured hereunder conform to QSR/GMP and the applicable Product Specifications (collectively the "QA Procedures"). At the request of Bard, NMT shall promptly submit to Bard in writing a description of its QA Procedures and shall adopt such additional QA Procedures as Bard may reasonably request. Representatives of Bard may, during normal business hours on at least three business days' notice, visit and inspect NMT's manufacturing facilities and perform such quality control testing of Products as is reasonably necessary or desirable to ensure NMT's compliance with the provisions of this Agreement.

            2.4. Inspection by Bard. Bard shall have the right, but not the obligation, to inspect any Product before accepting delivery of, or having an obligation to purchase, that Product. No inspection or other action by Bard shall in any way obligate it to purchase any defective or non-conforming goods or to retain any goods which upon subsequent inspection or use prove to be defective or non-conforming.

            2.5. Alteration in Products or Specifications.

                  (a) NMT shall not make any change or alteration in the design or manufacture of any Product (or part thereof) without Bard's prior written consent and shall manufacture each Product fully in accordance with the Product Specifications.

                  (b) If Bard requests a change or alteration in the design or manufacture of any Product (or part thereof), NMT will use commercially reasonable efforts to accommodate such change as promptly as practicable; provided, however, that, except as provided in Section 2.5(c), (i) if any such change or alteration would result in an increase in NMT's manufacturing cost per unit, NMT will inform Bard in advance of such increase and, following such change or alteration, the Price per SNF Unit shall be increased in the amount of such cost increase, and (ii) Bard shall pay NMT for any design or engineering costs incurred by NMT in connection with such requested change or alteration, at a rate agreed to in advance by the parties.

                  (c) If a change or alteration in the design or manufacture of any Product (or part thereof) is required in order to correct a defect in, or a nonconformity to Product Specifications of, such Product (whether such defect or nonconformity is discovered by Bard, by NMT, or by a customer's complaint), NMT shall bear any increased design, engineering, or manufacturing costs incurred in making such change or alteration.

            2.6. Audit Rights. Upon request from Bard, NMT will provide Bard with reasonable opportunity, at Bard's expense and during normal business hours, to inspect and audit NMT's books and records relevant to the services provided by NMT to Bard under this Agreement.

      3. Pricing and Payment; Minimum SNF Unit Purchase Obligation.

            3.1. SNF Production Capacity. NMT will maintain production capacity for the SNF as required to fulfill [**]% of Bard's Minimum SNF Unit purchase obligation (set forth in Section 3.2). NMT will use its commercially reasonable efforts (but shall not be obligated) to satisfy Bard's requests for increased quantities of SNF Units in excess of [**]% of Bard's minimum purchase obligation.

            3.2. Minimum SNF Purchases; Purchase Price per Unit.

                  (a) Minimum Purchases. Bard agrees to purchase from NMT Minimum SNF Unit quantities in accordance with the following schedule:

     -------------------------------------------------------------------------
        Shipment Timing                     Minimum SNF Units
        ---------------                     -----------------
     -------------------------------------------------------------------------
     Before [**]                o [**] SNF Units, as set forth in the
                                  Purchase Order delivered simultaneously with
                                  the execution of this Agreement
     -------------------------------------------------------------------------
     [**] - Transition Date     o [**] SNF Units per calendar quarter; provided
                                  that in the quarter in which the Transition
                                  Date falls, the minimum number of units shall be [**] x (number of days in quarter through the Transition Date / the total number of days in quarter)
     -------------------------------------------------------------------------

                  (b) The Price per SNF Unit shall be $[**] for Units shipped before [**] ("Initial Price") and $[**] for Units shipped between [**] and [**] ("Reduced Price"), as set forth on Exhibit 3.2. The Price per SNF Unit shall revert back to the Initial Price for Units shipped after [**] unless NMT shall have (i) failed to deliver the Product Line Documentation to Bard by December 15, 2001, as required by Section 4.14 of the Purchase Agreement or (ii) failed to complete the requirements set forth in Section 9.3(a)(1) hereof by [**], (iii) failed to complete the requirements set forth in Section 9.3(a)(2) hereof by [**]. In such event, the Price per Unit shall remain at the Reduced Price for a number of shipping days beyond [**] that is equal to (x) the number of days beyond December 15, 2001 that NMT shall have failed to deliver the Product Line Documentation plus (y) the number of days beyond [**] that NMT shall have failed to complete the requirements set forth in Section 9.3(a)(1) hereof plus (z) the number of days beyond [**] that NMT shall have failed to complete the requirements set forth in Section 9.3(a)(2) hereof.

                  (c) Bard may, at its option, include on each Purchase Order an order for certain accessories to the SNF Product, which shall be in addition to Bard's purchase of Minimum SNF Units pursuant to Section 3.2(a). The purchase price for these accessories shall be as set forth on
      Exhibit 3.2(c).

            3.3. Bard's Purchase of Raw Materials and Work in Process. In addition to purchasing finished SNF Units pursuant to Purchase Orders delivered hereunder, Bard agrees to take delivery of all raw materials, work in process and packaging materials (for both the SNF and the RNF and RC Products) that NMT has in stock as of the Transition Date to the extent that it does not bear NMT's markings ("Remaining Inventory"), provided that (i) the quantity of such Remaining Inventory for the SNF shall not exceed an amount necessary to manufacture and package [**] finished SNF Units, and (ii) the President or the Chief Financial Officer of NMT shall deliver a certificate to Bard in the form set forth as Exhibit 3.3 with respect to the amount, type, specifications, and quality of such Remaining Inventory. With respect to the Remaining Inventory for the SNF, Bard shall pay NMT at cost (upon NMT's submission to Bard of a certificate setting forth such cost in reasonable detail). The Remaining Inventory for the RNF and the RC shall be delivered to Bard without any additional payment or compensation on the part of Bard. Title and risk of loss or damage for Remaining Inventory shall pass to Bard upon delivery of such items to a facility designated by Bard. NMT will pay all freight and insurance charges on shipments of Remaining Inventory.

            3.4. Pricing and Payment.

                  (a) The SNF Price per Unit for each period set forth in
      Section 3.2(b) shall be firm for the duration of such periods, subject to adjustment pursuant to Section 2.5(b).

                  (b) Prices shall include all taxes and charges, however designated, imposed by any governmental authority on the manufacture, transportation or sale of the Products, including, without limitation, all privilege, excise, sales, use, value-added and property taxes. NMT shall reimburse Bard on demand or, at Bard's request, credit against future purchases, any such taxes or charges which Bard may pay or be requested to pay.

                  (c) Terms of payment shall be net thirty (30) days from the date of shipment, with interest at 1% per month for late payments.

      4. Orders and Delivery.

            4.1. Terms and Conditions. All orders for Products shall be subject to the terms and conditions set forth in this Agreement. The terms and conditions of this Agreement shall govern all sales of Products by NMT to Bard, and any different, conflicting or additional terms (other than terms as to quantities and proposed delivery dates) in a Purchase Order, invoice or other writing or communication shall be of no force or effect unless they shall constitute a waiver, modification or amendment of this Agreement duly made in accordance with Section 13.1 hereof. Each Purchase Order shall specify a quantity and delivery date.

            4.2. Forecasts and Firm Purchase Orders. Bard agrees to submit forecasts and place Purchase Orders for SNF Units as follows: simultaneously with the execution of this Agreement, Bard has provided to NMT a Purchase Order in the form described in Section 4.3 with respect to the purchase of all the SNF Units to be shipped to Bard from the Commencement Date through December 31, 2001, and a non-binding forecast of the number of SNF Units to be delivered to Bard pursuant hereto during the succeeding nine (9) calendar months. Bard may change its non-binding forecast for any month at any time upon written notice to NMT; provided, however, that on the first day of each calendar month (starting with the second full calendar month following the Commencement Date), one additional month's non-binding forecast (as it may have been previously amended) shall become binding and Bard will promptly submit a Purchase Order consistent with the then current forecast for such month. For example, assuming the Commencement Date is September 20, 2001, the remainder of September and the months of October, November and December 2001 will be subject to a binding Purchase Order as of the Commencement Date. The forecast for the month of January, 2002 (as it may have been amended prior to November 1, 2001) will become binding and subject to no further amendment as of November 1, 2001, and the forecast for the month of February, 2002 (as it may have been amended prior to December 1, 2001) shall become binding and subject to no further amendment as of December 1, 2001.

            4.3. Contents of Purchase Orders. All Purchase Orders shall contain the following information:

                  (a)   reference to this Agreement;

                  (b) the quantity of SNF Units ordered (and SNF accessories ordered, if applicable);

                  (c)   the requested delivery dates;

                  (d) the Price per Unit as determined in accordance with this Agreement; and

                  (e)   shipping instructions, including place of delivery.

            4.4. Shipping, Packaging and Delivery.

                  (a) NMT shall deliver all Products F.O.B. Bard's facility as designated in the applicable Purchase Order. All Products shall be shipped by NMT by a carrier consistent with the carrier used by NMT for shipments to Bard prior to the date of this Agreement.

                  (b) Packaging will be not less than the quality presently employed by NMT. Packaging shall at all times be able to pass the NSTA standard shipping test. Each shipment shall be accompanied by a certificate of sterilization and certificate of compliance stating that appropriate inspection and testing has confirmed compliance to all specifications prepared in connection with any filing with the FDA or submitted to the FDA or any regulatory authority for the Products in the shipment.

                  (c) NMT shall mark each Product with appropriate patent and trademark notices as reasonably required by Bard and pursuant to the laws of the United States or any foreign country in which SNF packages or other Products are sold. Color of package and labeling may be designated by Bard.

      5. Representations of NMT. NMT represents and warrants to Bard (i) that NMT has and will have manufacturing plant capacity for the SNF as required to fulfill Bard's Minimum SNF Unit purchase obligation (set forth in Section 3.2) plus[**]%; (ii) that NMT and NMT's employees are subject to no conflicting obligations with respect to discoveries, confidentiality or non-competition which could affect the manufacture or sale of Products for Bard, and (iii) that NMT will comply with all applicable laws in connection with the manufacture and sale of the Products.

      6. Warranties.

            6.1. Subject to the following provisions, NMT warrants that each of the Products shall conform to the applicable Product Specifications. Subject to compliance with the last sentence of this Section 6.1 and with the provisions of
Section 6.2, Bard shall be entitled, at its option, to replacement or refund of the purchase price of any Products which are reasonably determined by Bard to be non-conforming or defective, such replacement or refund to be made by NMT prior to or concurrently with the next scheduled shipment of Products to Bard or within thirty (30) days after notice by Bard that such Products are non-conforming or defective, whichever occurs earlier. Transportation, packaging and storage charges and risk of loss in the storage and disposal of defective or non-conforming Products and in the shipment of replacement Products to Bard shall be borne by NMT. At its option, Bard may take any refund hereunder as a credit against further payments otherwise due to NMT. Bard agrees to give NMT notice of non-conforming or defective Products within thirty (30) days after Bard receives shipment of such Products.

            6.2. NMT shall have thirty (30) days after notice from Bard that any Product is non-conforming or defective to conduct, through its duly authorized representative, an inspection of such Product at a location designated by NMT and to dispose thereof in its discretion, subject in each case to Bard's rights to receive a replacement, refund or credit prior to any disposition. Upon the expiration of such thirty-day period Bard shall be entitled to dispose of any non-conforming or defective Products remaining at such location in its discretion, at the expense of NMT, and without any penalty or obligation to NMT. NMT will notify Bard promptly if it disputes Bard's determination that a Product is non-conforming or defective, and the parties will work in good faith to resolve any such dispute. In the event the parties fail to resolve such dispute, the parties shall proceed to resolve such dispute in the manner set forth in Section 9.5 of the Purchase Agreement.

            6.3. NMT warrants any replacement Products supplied pursuant to this
Section 6, and any out-of-warranty Products replaced, repaired or modified by NMT, on the same basis as it warrants new Products under Section 6.1. After the Transition Date, since Seller will not be in a position to repair or replace Products pursuant to its warranty, its warranty obligation will be limited to refunding the purchase price paid by Bard for such Product.

            6.4. In the event that Bard accepts returns from customers or gives credits to customers relating to complaints about the Products manufactured by NMT, NMT and Bard will follow the guidelines for returns and complaint credits that they have followed previous to this Agreement.

            6.5. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NMT DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR THEIR PERFORMANCE, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO BARD CUSTOMERS OR AGENTS. NMT SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE, INCLUDING LOSS OF PROFIT DIRECTLY OR INDIRECTLY ARISING FROM THE SALE OR USE OF PRODUCTS, EXCEPT WHERE SUCH LOSS, DAMAGE OR EXPENSE IS CAUSED BY NMT'S WILFUL OR GROSSLY NEGLIGENT BREACH HEREOF.

      7. Bard's Logo Identifications. All Products provided to Bard hereunder shall bear solely such trademarks, service marks, trade names and logo identifications as Bard shall specify and no others. NMT shall have no right or license to use any such trademark, service mark, trade name or logo identification (other than to affix them to the Products sold to Bard hereunder) and shall not use them on or with respect to any product or service provided to any Person other than Bard. All goodwill relating to or developed with respect to any such trademark, trade name or logo identification shall belong exclusively to Bard or its affiliates.

      8. Indemnification. NMT's obligation to indemnify Bard for breaches of warranty hereunder, infringement of intellectual property rights of others, and products liability shall be governed by the Purchase Agreement.

      9. License; Transfer of Manufacturing; Machinery and Equipment.

            9.1. Limited License. Bard will purchase from NMT, pursuant to the Purchase Agreement, all Intellectual Property Rights (as defined in the Purchase Agreement) related to the

Products and all Machinery and Equipment (as defined in the Purchase Agreement) used in connection with the Products. Bard hereby grants to NMT a non-exclusive license in and to the Intellectual Property Rights and an exclusive license to use the Machinery and Equipment, but only to the extent that such Intellectual Property Rights and the Machinery and Equipment are necessary to enable NMT to perform its obligations hereunder. Such licenses shall be royalty-free and shall expire upon the expiration or earlier termination of this Agreement.

            9.2. Transition Assistance. It is understood that, following the Transition Date, Bard intends to manufacture and produce the Products itself or with another third party. NMT agrees to provide reasonable cooperation to Bard in order to effectuate the orderly transition of the manufacture of the Products from NMT to Bard or its designee, and the parties agree to work in good faith to establish a mutually agreeable transition plan ("Transition Plan"). Without limiting the generality of the foregoing, NMT agrees (i) to assign to Bard, upon Bard's request, all vendor and other third party contracts exclusively required to produce the Products and not required by NMT for production of other NMT products, (ii) to cooperate with Bard to provide to Bard alternative sources of supply for any equipment, components or raw materials which cannot be sold or assigned to Bard hereunder, (iii) to provide without charge consultation and other assistance as reasonably requested by Bard to assist Bard in establishing its Product manufacturing operations and research and development capabilities (but in no event shall such assistance exceed an aggregate of [**] hours), and
(iv) to permit Bard personnel to observe the manufacturing process at NMT's manufacturing facilities (provided that no more than five (5) Bard representatives shall be entitled to observe at any one time). NMT's obligation to provide assistance under this Section 9.2 shall commence on the Effective Date and continue for 90 days after the date on which Bard commences in-house or other third party manufacturing of the SNF. Notwithstanding anything to the contrary contained herein, Bard agrees to reimburse NMT for all reasonable out-of-pocket expenses incurred in connection with NMT's compliance with this
Section 9.2 to the extent that such expenses are approved in advance by Bard.

            9.3. Manufacturing Process Requirements.

                  (a) Manufacturing Process Enhancements. NMT agrees to complete the following manufacturing process enhancements on or before the dates set forth below:

                        (1) By [**]:

                              (A) Qualify and validate salt bath annealing
                        process and equipment for SNF production;

                              (B) Qualify and validate SNF plasma welder for RNF
                        production;

                              (C) Convert all manufacturing drawings from
                        Microstation to SolidWorks;

                              (D) Qualify and validate capital equipment
                        required (assuming completion of items A-C above) to produce the SNF at production rates equal to the production rates required by this Agreement (i.e. [**] SNF units/year) and to produce the RNF and RC; provided however that Bard will purchase any SNF jigs required beyond the [**] SNF jigs already in NMT's possession;

                              (E) All process and testing software shall be
                        validated through the most up-to-date revision of the manufacturing processes for both SNF and RNF production;

                              (F) Complete and transfer the RNF project to
                        production (using the most up-to-date revision of the manufacturing processes), with completed process validation and qualification; and

                              (G) Update the Product Line Documentation (as
                        defined in the Purchase Agreement) to reflect the enhancements required by this Section 9.3(a).

                        (2) By [**], purchase automated grinding equipment for
                  the SNF and qualify and validate automated grinding for both SNF and RNF production.

                  (b) Further Product Line Documentation Updates. In addition to updating the Product Line Documentation as required by Section 9.3(a)(1)(G), NMT will update the Product Line Documentation from time to time to reflect all other improvements, enhancements or modifications to the Products and the manufacturing processes that NMT may develop during the term of this Agreement, such updates to be completed as promptly as practicable after such improvements, enhancements or modifications are developed.

                  (c) Ownership of Enhancements. Bard shall own all right, title and interest in and to all improvements, enhancements and modifications to the Products and the manufacturing process developed by NMT during the term hereof, and all documentation, machinery and equipment reflecting such improvements, enhancements and modifications. NMT hereby assigns to Bard such rights as it otherwise would have had in such improvements, enhancements, modifications and documentation, and agrees to execute such instruments of assignment and transfer and other documents as Bard shall reasonably request to confirm, reflect and ensure Bard's ownership thereof.

            9.4. Machinery and Equipment.

                  (a) Maintenance, Repair and Replacement. Bard will purchase from NMT, at the Closing of the transactions contemplated by the Purchase Agreement, all Machinery and Equipment (as defined in the Purchase Agreement) used in connection with the Products and as listed on Exhibit
      9.4 hereof. To enable NMT to perform its duties hereunder, Bard has licensed the Machinery and Equipment to NMT for use during the term of this Agreement. NMT agrees that, during the Term of this Agreement, it shall be responsible, at its cost, for the maintenance and repair (and, if necessary, replacement) of the Machinery and Equipment, in accordance with the standards of upkeep, maintenance, repair and replacement at least equal to the standards which NMT maintained for such Machinery and Equipment prior to the date of this Agreement. Until NMT delivers the Machinery and Equipment to Bard in accordance with Section 9.4(b) below, NMT shall bear all risk of loss with respect to all Machinery and Equipment and shall keep the same insured against such loss as it deems to be appropriate.

                  (b) Delivery of Machinery and Equipment to Bard. NMT will deliver the Machinery and Equipment to Bard in accordance with a schedule to be set forth in the Transition Plan. Such Machinery and Equipment shall be in substantially the same condition, reasonable wear and tear excepted, as it was on the Commencement Date. Risk of loss or damage for the Machinery and Equipment shall pass to Bard upon delivery of such items to a facility designated by Bard. NMT will pay all freight and insurance charges on the delivery of the Machinery and Equipment to Bard.

                  (c) No Liens. NMT will maintain the Machinery and Equipment free from all liens and encumbrances (other than any liens or encumbrances incurred by Bard), and shall execute UCC-1 Financing Statements and such other documents as Bard may reasonably request to provide NMT's creditors with notice of Bard's ownership thereof.

      10. Term and Termination.

            10.1. Term. If not earlier terminated in accordance with this
Section 10, this Agreement shall have a term (the "Term") commencing on the Effective Date and continuing until the Transition Date, provided that the provisions of Section 9.2 and 9.4 shall survive and continue for a period not to exceed 90 days after the date on which Bard commences in-house or other third party manufacturing of the SNF.

            10.2. Termination under Certain Circumstances. Either party may terminate this Agreement by written notice to the other party following the occurrence of any of the following events:

                  (a) if the other party ceases doing business as a going concern, becomes insolvent, or makes an assignment for the benefit of creditors; or

                  (b) if the other party files a petition for reorganization or bankruptcy under the United States Bankruptcy Code or any other similar law of any other jurisdiction, or if any petition for reorganization or bankruptcy under such Code or under any other similar law of any other jurisdiction is filed against the other party and is not dismissed or vacated within thirty (30) days thereafter.

            10.3. Termination by NMT. NMT agrees that this Agreement shall terminate (i) only through expiration of the Term of this Agreement as set forth in Section 10.1 or termination as set forth in Section 10.2 hereof, (ii) by agreement of both parties hereto or (iii) at the option of NMT in the event that Bard shall fail to pay the purchase price of any Product within thirty (30) days after its receipt of written notice from NMT that such payment is due and unpaid and that NMT intends to terminate this Agreement if such payment remains unpaid after the end of the 30-day notice period; provided, however, that NMT shall not be entitled to terminate this Agreement pursuant to this section if NMT is in material breach of its obligations hereunder (including delivery of non-conforming or defective Products) In the event of any breach of this Agreement by Bard other than a breach described in the immediately preceding sentence, NMT shall have no right to terminate this Agreement, and damages and equitable relief prohibiting further such breaches shall be its sole remedies for any other breach of any term or condition hereof.

            10.4. Termination by Bard. Bard may terminate this Agreement if NMT is in material breach of any provision of this Agreement and has failed to cure such breach within thirty (30) days after receipt of written notice thereof from Bard alleging the breach, provided, however, that Bard shall not be entitled to terminate this Agreement pursuant to this section if Bard is in material breach of its obligations hereunder.

            10.5. Possession of Machinery and Equipment. Upon any termination hereof, NMT agrees to deliver the Machinery and Equipment to Bard, in the manner set forth in Section 9.4(b), within 10 days of such termination. If NMT fails to so deliver the Machinery and Equipment, Bard may enter NMT's premises in order to take immediate possession thereof.

      11. Rights in Technology.

            11.1. Written Work Product and Inventions Owned by Bard. The parties agree that (i) the copyright and other proprietary rights in any and all written materials, including, without limitation, machine-readable materials and documentation and materials which form part of the Products (hereinafter called "Written Work Product"), and (ii) any and all inventions, improvements or discoveries relating to the Products ("Inventions"), in each case that are conceived, developed or reduced to practice during the term of and in the performance of the terms and conditions of this Agreement by the employees of either party, shall be owned by Bard, subject to the license granted to NMT hereunder. NMT will promptly notify Bard in writing of any Written Work Product or Invention conceived, developed or reduced to practice by any employee of NMT, such notification to contain a copy of the Written Work Product or a reasonably detailed description of the Invention that is the subject of the notice.

            11.2. No Other Licenses. Except as provided in this Agreement for licenses from Bard to NMT, no license by either NMT or Bard to the other under any patents, copyrights, proprietary rights or trade secrets now owned or hereafter obtained is granted or implied either by this Agreement or by furnishing any information or equipment hereunder to that party.

      12. Confidential Information.

            12.1. As used herein, "Confidential Information" shall mean any plan, design, configuration, style or concept of any Product, any scientific, technical, merchandising, production or management design, procedure, formula, discovery, invention, item of information, idea, concept or improvement or any customer or supplier list (and any tangible evidence, record or representation of any of the foregoing), which is maintained in secrecy or confidence by either NMT or Bard or by any person or entity affiliated with NMT or Bard, which might permit NMT or Bard or any of their respective customers to obtain a competitive advantage over competitors who do not have access thereto and which is provided by NMT or Bard to the other hereunder in reliance on the agreements of the party receiving the Confidential Information (the "Receiving Party") herein.

            12.2. The foregoing notwithstanding, the obligations of this Section 12 shall not apply with respect to any information, data or other material described above, which is

                  (a) known to the Receiving Party at the time of disclosure; or

                  (b) is or becomes publicly known or otherwise enters the public domain through no wrongful act by the Receiving Party; or

                  (c) is received by the Receiving Party from a third party which has no obligation to the other party to maintain the information in confidence; or

                  (d) is subsequently developed independently by the Receiving Party without use of any information, data or other material of the other party which is confidential and protected hereunder.

            12.3. Each Receiving Party shall at all times hold confidential in accordance with this Section all of the Confidential Information received by it from the other party. Each Receiving Party shall use such care in the prevention of disclosure of the other party's Confidential Information as the Receiving Party uses in the protection of its own information and materials of like kind and sensitivity. NMT shall not use any Confidential Information or any derivative or variation thereof except to process Purchase Orders and Product Specifications for Bard and to manufacture Products for Bard.

            12.4. Each Receiving Party shall give access to the Confidential Information of the other party only to such of the Receiving Party's employees or other persons as are engaged in (i) in the case of NMT as the Receiving Party, processing Purchase Orders or Product Specifications for Bard, performing development work on the Products hereunder or manufacturing the Products for Bard and (ii) in the case of Bard as the Receiving Party, in its business relating to the Products or similar products. NMT and Bard each agree further that before gaining access to any Confidential Information, each such employee or person shall be advised of the confidential nature of the Confidential Information of the other party and of the existence and importance of this Agreement and shall enter into a written confidentiality agreement prohibiting any use or disclosure of any of the Confidential Information except in accordance with this Agreement.

            12.5. This Agreement shall not be construed to grant to either NMT or Bard any license or other rights in any Confidential Information of the other except as expressly set forth herein.

            12.6. The foregoing notwithstanding, NMT and Bard agree that the obligations set forth above shall not apply to any part of any Product sold or to be sold by Bard or to any customer or service manuals or documentation prepared in connection with the sale, marketing or service of any Product and that no obligation of confidentiality or restriction on use shall bind or limit any customer or potential customer for any of the Products in such Person's capacity as such.

            12.7. NMT and Bard each acknowledge that money damages alone will not adequately compensate the other for breach of any of the covenants and agreements in this Section 12 and, therefore, agree that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to the other party, at law, in equity, or otherwise, such other party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof.

            12.8. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

      13. Miscellaneous.

            13.1. Waivers and Amendments.

                  (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

                  (b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

            13.2. Entire Agreement. This Agreement and the Related Documents (as such term is defined in the Purchase Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, among the parties, or any of them, in connection with such subject matter.

            13.3. Relationship of the Parties. This Agreement shall not constitute NMT the agent or legal representative of Bard for any purpose whatsoever, and NMT shall not hold itself out as an agent of Bard. This Agreement creates no relationship of joint adventurers, partners, associates, employment or principal and agent between the parties, and both parties are acting as independent contractors. Neither NMT nor Bard is granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of the other. Neither NMT nor Bard shall have any authority to bind the other to any contract, whether of employment or otherwise, and, NMT and Bard shall bear all of their respective expenses for their operations, including, without limitation, the compensation of their employees and salesmen and the maintenance of their offices, service and warehouse facilities. NMT and Bard shall each be solely responsible for their own employees and salesmen and for their acts and the things done by them.

            13.4. No Rights Granted. Nothing in this Agreement shall operate to confer on NMT the right to use any trademark, service mark, trade name or logo identification now or hereafter used by Bard whether or not registered, without the written consent of Bard.

            13.5. Time of Essence. Time shall be of the essence of each Party's performance hereunder.

            13.6. Assignment. Neither this Agreement nor any right or obligation hereunder shall be assigned or delegated by either party, voluntarily or by operation of law, without the prior written consent of the other party, which consent may be withheld for any reason, provided, however, that Bard may assign this Agreement and delegate its obligations hereunder in full to any Person which shall acquire the Product Line or to any majority-owned subsidiary of Bard or any Affiliate of Bard if the assignee shall assume Bard's obligations hereunder in writing. Any attempted assignment in violation of the immediately preceding sentence shall be null and void. For purposes of this Section 13.6 with respect to Bard, an assignment shall not be deemed to occur in the event of a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, Bard to, or the merger or consolidation of Bard with or into, any other Person.

            13.7. Dispute Resolution; Arbitration. All differences, disputes or claims arising in connection with this Agreement or any transaction or occurrence contemplated hereby shall be settled in the manner set forth in
Section 9.5 of the Purchase Agreement.

            13.8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of laws rules.

            13.9. No Election of Remedies. The rights and remedies accorded herein to NMT and Bard are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

            13.10. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sufficiently given if sent in accordance with Section 10.9 of the Purchase Agreement.

            13.11. Survival. The provisions of Sections 11, 12, 13.7, 13.8, 13.9 and this 13.11 shall survive the expiration or earlier termination of this Agreement.

            13.12. Force Majeure. In the event that the delay or failure of a party to comply with any obligation created by this Agreement is caused by Force Majeure, that obligation shall be suspended during the continuance of the Force Majeure condition. The term "Force Majeure" shall mean any event beyond the reasonable control of the parties, including without limitation, fire, riots, strikes, epidemics, war (declared or undeclared) and embargoes, but shall not include flooding.

                                    * * * * *

          The remainder of this page has been intentionally left blank

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

NMT MEDICAL, INC.                       C.R. BARD, INC.


By: John E. Ahern                       By: Robert Mellen
    --------------------------------        --------------------------------
    President and CEO                       President, Bard Peripheral
                                            Technologies, a division of
                                            C.R. Bard, Inc.

                                 Exhibit 3.2(c)

-------------------------------------------------------------------------------
                                                               Unit Price
-------------------------------------------------------------------------------
  Bard Code                    Description                  Initial   Reduced
-------------------------------------------------------------------------------
    2120F     Simon Nitinol Filter-Femoral-Straight Line     $[**]    $[**]
              Delivery System
-------------------------------------------------------------------------------
              Simon Nitinol Filter-Jugular-Straight Line
    2220J     Delivery System                                $[**]    $[**]
-------------------------------------------------------------------------------
    2320A     Simon Nitinol Filter-Antecubital-Straight      $[**]    $[**]
              Line Delivery System
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    2110F     Simon Nitinol Filter-Femoral-Hoop Delivery     $[**]    $[**]
              System
-------------------------------------------------------------------------------
              Simon Nitinol Filter-Jugular-Hoop Delivery
    2210J     System                                         $[**]    $[**]
-------------------------------------------------------------------------------
    2310A     Simon Nitinol Filter-Antecubital-Hoop          $[**]    $[**]
              Delivery System
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    3120F     SNF Introducer                                 $[**]    $[**]
-------------------------------------------------------------------------------
    3220J     SNF Introducer                                 $[**]    $[**]
-------------------------------------------------------------------------------
    3320A     SNF Introducer                                 $[**]    $[**]
-------------------------------------------------------------------------------

                                   Exhibit 3.3

                     CERTIFICATION AS TO REMAINING INVENTORY

      The undersigned NMT Medical, Inc., hereby certifies to C.R. Bard, Inc. as follows:

      1. The Remaining Inventory consists of the following (specify amount and type):

      2. The raw materials in the Remaining Inventory, and the materials used in the manufacture of the work in process in the Remaining Inventory, conform to the most current revision of the manufacturing process (as defined in Section
9.3 of the Transitional Manufacturing Agreement) and are of the same quality as the materials used by NMT in the manufacture of the Units purchased by or delivered to Bard under the Transitional Manufacturing Agreement;

      3. The Remaining Inventory (to the extent that it is work in process) conforms to the most current revision of the Product Specifications applicable to the relevant stage of the manufacturing process, incorporates the most current revision of the manufacturing process (as defined in Section 9.3 of the Transitional Manufacturing Agreement) and is free from defects in materials and workmanship.

                                        NMT MEDICAL, INC.


                                        By: ____________________________________
                                        Title:__________________________________